Exhibit 99.1

ProShares to Transfer Four Funds to Cboe BZX Exchange

Bethesda, MD – December 1, 2020 – ProShares, a premier provider of ETFs, today announced that it will transfer the listing of four ProShares ETFs from NYSE Arca to the Cboe BZX Exchange on or about December 16, 2020.

Current shareholders of these ProShares ETFs are not required to take any action, nor is the transfer expected to have any effect on the trading of fund shares.

The following ETFs are transferring to the Cboe BZX Exchange:

ProShares ETF	Ticker
ProShares Short VIX Short-Term Futures ETF	SVXY
ProShares Ultra VIX Short-Term Futures ETF	UVXY
ProShares VIX Mid-Term Futures ETF	VIXM
ProShares VIX Short-Term Futures ETF	VIXY

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares offers one of the largest lineups of ETFs, with more than $40 billion in assets. The company is the leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

December 1, 2020

PLEASE NOTE: The Funds are benchmarked to an Index of VIX futures contracts. The Funds are not benchmarked to the widely referenced Cboe Volatility Index, commonly known as the “VIX.” The Funds should be expected to perform very differently from the VIX or one and one-half times (1.5x) or one-half the inverse (-0.5x) of the performance of the VIX, as applicable.

Investing involves risk, including the possible loss of principal. Volatility ProShares ETFs are non-diversified and each entails certain risks, including risks associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Please see their summary and full prospectuses for a more complete description of risks.

There are considerable risks related to investing in ETFs benchmarked to VIX futures indexes, and ProShares Volatility ETFs are not suitable for all investors. VIX futures indexes can be highly volatile, and ETFs benchmarked to them may experience large losses. Investors could potentially lose the full value of their investment over periods even as short as one day. Many factors may contribute to the volatility of VIX futures indexes, including, but not limited to: economic, political or regulatory events that affect the level of the S&P 500, the VIX, VIX futures contracts or other related financial instruments; interest rates; inflation rates or inflation expectations; certain activities within equity derivatives markets; and S&P 500 trading disruptions. ProShares Volatility ETFs are generally intended for short-term investment horizons, and investors holding shares over longer-term periods may be subject to increased risk of loss. The level of the VIX has tended to revert to a long-term average over time. As such, the potential upside of long or short exposure to VIX futures contracts may be constrained and subject to significant and unexpected reversals. VIX futures indexes have historically reflected significant costs associated with rolling VIX futures contracts on a daily basis, which can consistently reduce returns for ETFs benchmarked to the indexes.

ProShares Trust II is a commodity pool as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. ProShare Capital Management LLC is the Trust Sponsor and commodity pool operator (CPO). The Sponsor is registered as a CPO with the CFTC, and is a member of the NFA. Neither these ETFs nor ProShares Trust II is an investment company regulated under the Investment Company Act of 1940 and neither is afforded its protections.

“Standard & Poor’s,®” “S&P,®” “S&P 500,®” “Standard & Poor’s 500,®” “S&P 500® VIX® Short-Term Futures IndexTM” and “S&P 500® VIX® Mid-Term Futures IndexTM” are products of S&P Dow Jones Indices LLC and its affiliates and have been licensed for use by ProShares. “S&P®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and “Dow Jones®” is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates. “VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“Cboe”) and has been licensed for use by S&P Dow Jones Indices LLC. ProShares have not been passed on by S&P Dow Jones Indices, Cboe or their respective affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices, Cboe or their respective affiliates, and they make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

This information must be accompanied or preceded by a current ProShares Trust II prospectus.